EXHIBIT 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

SharpLink Gaming Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary shares, par value NIS 0.06 per share	457(c)	3,272,781	$0.96	$3,141,870	0.0000927	$291.25
	Total Offering Amounts					$3,141,870		$291.25
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$291.25

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the ordinary shares registered hereby also include an indeterminate number of additional ordinary shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Estimated in accordance with Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Company’s ordinary shares as reported on the Nasdaq Capital Market on July 19, 2022.